EXHIBIT 99.1

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On January 31, 2007 Baldor completed its acquisition of the Reliance Electric industrial motors business and Dodge mechanical power transmission business (together known as the “Acquired Businesses”) from Rockwell Automation, Inc. and certain of its affiliates for total consideration of approximately $1.8 billion, subject to adjustment (the “Acquisition”). Baldor used the proceeds from its offering of senior notes and common stock, together with $1.0 billion in term loan borrowings under its senior secured credit facility and the issuance of 1.58 million shares of common stock to Rockwell Automation of Ohio, Inc. to pay the purchase price for the Acquisition, to repay substantially all indebtedness existing prior to the Acquisition and to pay fees and expenses related thereto (collectively, the “Transactions”).

The following unaudited pro forma condensed combined statements of earnings should be read in conjunction with historical consolidated financial statements and related notes of both Baldor and the Power Systems Group which are included or incorporated by reference in Baldor’s filings with the Securities and Exchange Commission.

The unaudited pro forma condensed combined statements of earnings for the year ended December 30, 2006 and the three months ended March 31, 2007 are presented herein. The unaudited pro forma condensed combined statement of earnings for the year ended December 30, 2006 gives effect to the Acquisition and Transactions as if they occurred on January 1, 2006 and combines the historical consolidated statement of earnings of Baldor for the year ended December 30, 2006 with the historical consolidated statement of earnings of Power Systems for the year ended September 30, 2006. The unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2007 gives effect to the Acquisition and the Transactions as if they occurred on January 1, 2007 and combines the historical consolidated statement of earnings of Baldor for the three months ended March 31, 2007 with the historical consolidated statement of earnings of Power Systems for the one month ended January 31, 2007. Because the Acquisition was completed January 31, 2007, historical information for Power Systems is only presented for the one month ended January 31, 2007 as the results of operations for Power Systems for February 1, 2007 through March 31, 2007 are reflected in the statements of earnings for Baldor.

The historical consolidated financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Acquisition and the Transactions, and (ii) factually supportable. With respect to the statement of earnings, the pro forma events must be expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined results of earnings would be for future periods.

The unaudited pro forma condensed combined statements of earnings were prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated statements of earnings to give effect to the consideration issued in connection with the Acquisition.

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs. The unaudited pro forma condensed combined statements of earnings do not reflect certain amounts resulting from the Acquisition because we consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit costs and non-recurring costs relating to the integration of Baldor and the Acquired Businesses.

Based on Baldor’s review of Power Systems’ summary of significant accounting policies disclosed in the latter’s historical financial statements, the nature and amount of any adjustments to the historical financial statements of Power Systems to conform their accounting policies to those of Baldor were not significant.

Baldor Electric Company and Affiliates

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 30, 2006

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Fiscal Year Ended December 30, 2006	Fiscal Year Ended September 30, 2006	Retention Adjustments		Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$811,280	$1,031,892	$(30,153	) 3	$—		$1,813,019
Cost of goods sold	597,227	738,195	(23,403	) 3	10,510	1,5,7,10,12	1,322,529

Gross profit	214,053	293,697	(6,750)		(10,510)		490,490
Selling and administrative	132,994	147,363	(828	) 2,4	(7,565	) 9,10,12	271,964

Operating profit (1)	81,059						218,526
Other income (expense), net	730	(211)	25	2	—		544
Interest expense	6,069	1,800	—		114,194	8	122,063

Earnings before income taxes	75,720	144,323	(5,897)		(117,139)		97,007
Income taxes	27,602	53,099	(2,300	) 11	(43,341	) 11	35,060

Net earnings before cumulative effect of accounting change	48,118	$91,224	(3,597)		(73,798)		61,947
Cumulative effect of accounting change, net of income taxes	—	(1,122)	785	6	—		(337)

Net earnings	$48,118	$90,102	$(2,812)		$(73,798)		$61,610

Net earnings per share—basic	$1.48						$1.34
Net earnings per share—diluted	$1.46						$1.33
Weighted average shares outstanding—basic	32,529,172				13,304,280	13	45,833,452
Weighted average shares outstanding—diluted	32,953,627				13,304,280	13	46,257,907

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

Baldor Electric Company and Affiliates

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Three-Months Ended March 31, 2007

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Three Months Ended March 31, 2007	Month Ended January 31, 2007	Retention Adjustments	Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$395,694	$94,105	$—	$—		$489,799
Cost of goods sold	283,132	66,545	—	(790	) 1,5,7,10,12	348,887

Gross profit	112,562	27,560	—	790		140,912
Selling and administrative	60,321	14,844	—	(855	) 10,12	74,310

Operating profit (1)	52,241					66,602
Other income (expense), net	897	(135)	—	—		762
Interest expense	20,528	113	—	9,963	8	30,604

Earnings before income taxes	32,610	12,468	—	(8,318)		36,760
Income taxes	11,741	4,488	—	(2,995	) 11	13,234

Net earnings	$20,869	$7,980	$—	$(5,323)		$23,526

Net earnings per share—basic	$0.51					$0.52
Net earnings per share—diluted	$0.50					$0.51
Weighted average shares outstanding—basic	41,093,100			4,349,894	13	45,442,994
Weighted average shares outstanding—diluted	41,577,615			4,349,894	13	45,927,509

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Dollars in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as described below. Pro forma retention adjustments give effect to the exclusion of certain activities included in the historical financial statements of Power Systems that were not acquired by Baldor. Pro forma adjustments for the Transactions give effect to the Acquisition under the purchase method of accounting, the offering of common stock (to Rockwell and through this offering), the issuance of new senior notes, the entry into and initial borrowings under the new senior secured credit facility, the repayment of Baldor’s existing indebtedness, the payment of fees and expenses, and the recording of certain additional assets acquired and liabilities assumed (including indemnities that will be received from Rockwell Automation to settle certain liabilities recorded in Power Systems’ historical financial statements).

1. The historical financial statements of Power Systems included revenues and expenses related to certain non-custom drives that were purchased from Rockwell Automation. After the Acquisition, Baldor may continue to purchase those drives from Rockwell Automation at an increased price. This adjustment represents increased Cost of goods sold to reflect the effect of increased pricing, amounting to $4,558 and $300 for the year ended December 30, 2006 and the month ended January 31, 2007, respectively.

2. Reflects the exclusion of Federal Pacific Electric Company, a non-operating legal entity, which will be retained by Rockwell Automation resulting in a reduction of $18 in Selling and administrative and an increase of $25 in Other income, net.

3. Reflects the exclusion of Revenues of $30,153 and Cost of goods sold of $23,403 related to the custom drives business that will be retained by Rockwell Automation.

4. Reflects the exclusion of $810 in Selling and administrative expenses in relation to costs incurred to defend asbestos product liability claims the liabilities for which Baldor will be indemnified by Rockwell Automation.

5. Reflects the elimination of amortization of intangibles of $2,693 and $160 in Cost of goods sold for Power Systems for the year ended December 30, 2006 and the month ended January 31, 2007, respectively, related to intangible assets recorded on the historical financial statements of Power Systems; and the inclusion of amortization expense of $14,133 and $1,036 for the year ended December 30, 2006 and the month ended January 31, 2007, respectively, in relation to the intangible assets acquired.

6. Reflects elimination of expenses of $785 related to certain environmental matters, the liabilities for which Baldor will be indemnified by Rockwell Automation.

7. Reflects the incremental depreciation expense of $8,444 and $704 for the year ended December 30, 2006 and the month ended January 31, 2007, respectively, in relation to the step-up in fair value of fixed assets.

8. Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for senior notes and senior secured credit facility, in connection with the issuance of new debt in the Transactions. Historic interest expense eliminated amounts to $6,069 and $42 for the year ended December 30, 2006 and the three month period ended March 31, 2007, respectively. Estimated interest expense amounts to $120,263 and $10,005 for the year ended December 30, 2006 and the three month period ended March 31, 2007, respectively, assuming a weighted average interest rate of 7.7% for the new debt. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness. A portion of the new debt bears interest at a variable rate. For each 0.125% change in interest rate, annual interest expense would change by $1,194.

9. Reflects the reversal of periodic amortization of Power Systems’ prior service costs and net actuarial losses of $2,154 in relation to those pension and post-retirement benefit plans that is assumed by Baldor.

10. Baldor’s defined contribution plan expense is based on 12% of pre-tax pre-profit sharing earnings. The pro forma Transaction adjustments reduce pre-tax earnings. Accordingly, profit sharing expense is reduced by $16,378 ($11,945 in Cost of goods sold and $4,433 in Selling and administrative) for the year ended December 30, 2006 and $1,422 ($1,179 in Cost of goods sold and $243 in Selling and administrative) for the three months ended March 31, 2007.

11. Retention adjustment reflects tax effect of retention adjustments at Power Systems’ statutory rate. Transaction adjustment reflects tax effect of transaction adjustments such that the pro forma results reflect an effective tax rate comparable to the historical rate of Baldor.

12. Reflects the elimination of pension and post-retirement benefit expense of $22,246 ($14,906 in Cost of goods sold and $7,340 in Selling and administrative) for the year ended December 30, 2006 and $4,003 ($2,838 in Cost of goods sold and $1,165 in Selling and administrative) for the month ended January 31, 2007; and the inclusion of defined contribution plan expense of $19,281 ($12,919 in Cost of goods sold and $6,362 in Selling and administrative) for the year ended December 30, 2006 and $1,900 ($1,347 in Cost of goods sold and $553 in Selling and administrative) for the month ended January 31, 2007. Certain pension and post-retirement benefit plans historically maintained by Power Systems were replaced with Baldor’s defined contribution plan.

13. Basic net earnings per share is calculated by dividing the net earnings for the period by the weighted average common shares outstanding for the period, inclusive of the 1,579,280 shares issued to Rockwell Automation and the 11,725,000 shares issued in the Common Stock offering. Weighted average common shares outstanding for the diluted net earnings per share calculation includes the shares issued to Rockwell Automation, the shares issued in the Common Stock offering and the dilutive effects of outstanding stock options.